                           STOCK PURCHASE AGREEMENT

    THIS AGREEMENT is made as of this 20th day of June, 1997, by and among Suiza Foods Corporation, a Delaware corporation (the "Buyer"), Garelick Farms, Inc., a Massachusetts corporation ("Garelick"), Fairdale Farms, Inc., a Vermont corporation ("Fairdale"), Grant's Dairy, Inc., a Maine corporation ("Grant's"), Miscoe Springs, Inc., a Massachusetts corporation ("Miscoe," and together with Fairdale, Garelick and Grant's, the "Fluids Companies"), Plastics Management Group, LLC, a Massachusetts Limited Liability Company, Marlborough Plastics, Inc., a Massachusetts corporation, Maine Plastics, Inc., a Maine corporation, First Capital Plastics, Inc., a Pennsylvania corporation, Sherman Plastics, Inc. a Texas corporation, New Jersey Plastics Inc., a New Jersey corporation, Illinois Plastics, Inc., an Illinois corporation, Allentown Plastics Inc., a Pennsylvania corporation, Kentwood Plastics, Inc., a Louisiana corporation, Franklin Plastics, Inc., a Massachusetts corporation, Richmond Container, Inc., a Virginia corporation, North Carolina Plastics, Inc., a North Carolina corporation, Florida Plastics, Inc., a Florida corporation, Chester County Container Corporation, a Pennsylvania corporation, Atlanta Container, Inc., a Georgia corporation, Ohio State Plastics, Inc., an Ohio corporation and Middlesex Container, Inc., a Connecticut corporation (collectively, the "Plastics Companies" and together with the Fluids Companies, the "Companies") and the parties whose names are set forth on EXHIBIT A attached hereto (the "Sellers").

    WHEREAS, the Sellers own all of the issued and outstanding common stock and limited liability interests of the Companies; and

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

    WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding common stock and limited liability company interests of the Companies;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I

              DEFINITIONS; SALE OF STOCK AND TERMS OF PAYMENT

    1.01 DEFINITIONS. The terms defined in this Section 1.01, whenever used herein, shall have the following meanings for all purposes of this Agreement.

    "Balance Sheet" shall have the meaning set forth in Section 3.09 hereof.

    "Benefit Agreements" shall have the meaning set forth in Section 5.11 hereof.

    "Buyer Material Adverse Effect" shall have the meaning set forth in
Section 4.01 hereof.

    "Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

    "Common Stock" means (i) all of the Voting and Non-Voting Common Stock of Garelick, par value $1.00 per share, (ii) all of the Common Stock of Fairdale, no par value, (iii) all of the Common Stock of Grant's, no par value, (iv) all of the Common Stock of Miscoe, no par value, and (v) all of the common stock, no par value, and limited liability company interests of the Plastics Companies.

    "Closing Date" shall have the meaning set forth in Section 1.04 hereof.

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

    "Companies' Knowledge" means the actual knowledge, after due inquiry, of Peter M. Bernon, Alan J. Bernon, Philip Drexler, Norman Carr, Gary Warren, Ray Whitehead and Stephen Lincoln.

    "Encumbrance" means any lien, encumbrance, security interest, charge, pledge, adverse claim or restriction on transfer of any nature whatsoever.

    "Environmental Laws" shall have the meaning set forth in Section 3.17.

    "GAAP" shall mean generally accepted accounting principles applied in a manner consistent with the Companies' historical financial statements referred to in Section 3.05.

    "Governmental Entity" shall have the meaning set forth in Section 3.04 hereof.

    "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "HSR Filings" means filings required under the HSR Act.

    "Insurance Policies" shall have the meaning set forth in Section 3.16 hereof.

    "Material Adverse Effect" shall have the meaning set forth in Section
3.01 hereof.

    "Person" means any individual, corporation, partnership, trust or other entity.

    "Purchase Price" shall have the meaning set forth in Section 1.02 hereof.

    "Shares" shall have the meaning set forth in Section 1.02 hereof.

    Unless otherwise specified or the context otherwise requires, when corporate terms such as stock certificates, Corporate Charter, By-Laws, incorporation and the like are used herein with respect to the Companies, such corporate terms shall be deemed to refer to the analogous limited liability company terms to the extent they cover or apply to Plastics Management Group LLC.

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

    Additional definitions are set forth within this Agreement and shall have the meanings given them in this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

    1.02 THE SALE.

         (a) Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.04 hereof), the Sellers will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from the Sellers the Shares of Common Stock and limited liability company interests of the Companies (the "Shares") set forth on EXHIBIT A hereto, constituting all of the issued and outstanding Common Stock and limited liability company interests of the Companies on the Closing Date, for the respective amounts set forth therein, with an aggregate purchase price of $286,000,000 in cash (the "Initial Purchase Price"), as adjusted below, plus 446,100 shares of the Buyer's common stock $.01 par value per share ("Buyer Common Stock" and, collectively with the Initial Purchase Price as so adjusted, the "Aggregate Purchase Price").

         (b) The Initial Purchase Price will be reduced by the amount of Estimated Indebtedness and by the amount of any Estimated Adjusted Working Capital Shortfall and shall be increased by the amount of Expansion Capex and by the amount of any Estimated Excess Adjusted Working Capital (the "Purchase Price"). The Purchase Price will be subject to further adjustment pursuant to Sections 1.02(d) through (f).

         (c) At least two days prior to the Closing, the Sellers will cause a certificate signed by the chief financial officer of the Companies to be delivered to the Buyer setting forth

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

the amount of Estimated Indebtedness, the amount of Estimated Expansion Capex and the amount of Estimated Adjusted Working Capital.

         (d) No later than 60 days after the Closing Date, the Buyer shall prepare in accordance with generally accepted accounting principles applied in a manner consistent with the Companies' March 31, 1997 balance sheet referred to in Section 5.12 and deliver to the Sellers a combined balance sheet for the Companies as of the Closing Date after giving effect to any distributions made under Section 5.01(f) (the "Closing Balance Sheet"). Both the March 31, 1997 balance sheet and the Closing Balance Sheet shall exclude from current liabilities $650,000 attributable to the final cooler expansion bill at Garelick. The Closing Balance Sheet shall be prepared under the supervision of Ray Whitehead with input from Peter and Alan Bernon. To the extent that the actual amount of Adjusted Working Capital of the Companies as shown on the Closing Balance Sheet is more or less than the amount of Estimated Adjusted Working Capital, the Buyer shall pay to the Sellers, or the Sellers shall pay to the Buyer, the amount of such excess or shortfall, respectively, in cash within 30 days of the delivery of the Closing Balance Sheet, if no objection to the Closing Balance Sheet is raised by the Sellers pursuant to Section 1.02(e), or within 5 days after the resolution of any objection pursuant to Sections 1.02(e) and (f). To the extent that the actual amount of Indebtedness as of the Closing Date after giving effect to any distribution made or to be made prior to the Closing pursuant to Section 5.02(f) is more or less than the amount of Estimated Indebtedness, the Sellers shall pay to the Buyer, or the Buyer shall pay to the Sellers, the amount of such excess or shortfall, respectively, in cash within 30 days of the delivery of the Closing Balance Sheet, if no objection to the Closing Balance Sheet is raised by the Sellers pursuant to Section 1.02(e), or within 5 days after the resolution of any objection pursuant to Sections 1.02(e) and (f). To the extent that the actual amount of Expansion Capex of the Companies as shown on the Closing Balance Sheet is more or less than the amount of Estimated Expansion Capex, the Buyer shall pay to the Sellers, or the Sellers shall pay to the Buyer, the amount of such excess or shortfall, respectively, in cash within 30 days of the delivery of the Closing Balance Sheet, if no objection to the Closing Balance Sheet is raised by the Sellers pursuant to Section 1.02(e), or within 5 days after resolution of any objection pursuant to Sections 1.02(e) and (f).

         (e) After receipt of the Closing Balance Sheet, the Sellers shall have 30 days to review the Closing Balance Sheet, together with the work papers used in the preparation thereof. The Buyer agrees that representatives of the Sellers shall be given access to all work papers, books, records and other information related to the preparation of the Closing Balance Sheet to the extent reasonably required to complete their review of the Closing Balance Sheet. The Sellers may dispute items reflected on the Closing Date Balance Sheet only on the basis that such amounts were not arrived at in accordance with the consistent application of generally accepted accounting principles used in the preparation of the Companies' historical financial statements referred to in Section 3.05. Unless the Sellers deliver written notice to the Buyer on or prior to the 30th day after the Sellers' receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, the Sellers shall be deemed to have accepted and agreed to the Closing Balance Sheet. If the Sellers so notify the Buyer of their objections to the Closing Balance Sheet, the Buyer and the Sellers shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (f) If at the conclusion of the Resolution Period there remain amounts in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants who shall not have had a material relationship with the Buyer, the Companies or the Sellers within the past two years (the "Neutral Auditors") and who shall be selected by mutual agreement of the Buyer and the Sellers within 10 days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by the Buyer and the Sellers. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by the Buyer and the Sellers, and not by independent review or audit, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to the Buyer and the Sellers and shall be final, binding and conclusive.

         (g) For purposes of this Agreement, "Indebtedness" means as of a particular date, without duplication, all direct and indirect indebtedness for borrowed money, capitalized lease obligations and any other indebtedness evidenced by notes, bonds, debentures, guaranties or other instruments or documents of the Companies (provided that for purposes of this Section 1.02 "Indebtedness" shall not include letters of credit or guaranties provided by the Companies in the ordinary course of business consistent with past practice); "Estimated Indebtedness" means

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

the good faith estimate of the Sellers of the amount of Indebtedness of the Companies as of the Closing Date after giving effect to any distribution made or to be made prior to the Closing pursuant to Section 5.01(f) as shown in the certificate delivered pursuant to Section 1.02(c); "Expansion Capex" means as of any particular date (i) any capital expenditure made by the Companies subsequent to March 31, 1997 (which expenditures through June 18, 1997 are listed on Schedule 1.02(g)) that are of the type set forth on
Schedule 1.02(g) and not in the ordinary course of business for the purpose of expanding the business of the Companies and (ii) $750,000, the purchase price to be paid by Fairdale for the real property on which its facility is located as of the date hereof; "Estimated Expansion Capex" means the good faith estimate of the Sellers of the amount of Expansion Capex of the Companies as of the Closing Date; "Adjusted Working Capital" means as of any particular date (A) the current assets (including any cash and Federal tax deposits but excluding the current assets that were reclassified from long-term assets after March 31, 1997) of the Companies less (B) the current liabilities (other than short-term Indebtedness but including all Section 338(h)(10) Entity Taxes, as defined in Section 5.09(a)) of the Companies less
(C) the unpaid fees and expenses of the Sellers and the Companies in connection with the transactions contemplated hereby, including without limitation, the fees set forth in Section 3.13 to the extent they are not included in current liabilities; "Estimated Adjusted Working Capital" means the good faith estimate of the Sellers of the Adjusted Working Capital as of the Closing Date as shown in the certificate delivered pursuant to Section 1.02(c); "Estimated Adjusted Working Capital Shortfall" means the amount by which the Estimated Adjusted Working Capital is less than the Adjusted Working Capital as of March 31, 1997 as set forth in the audited balance sheets of the Companies prepared by Coopers & Lybrand L.L.P. as part of the Audits (as hereinafter defined); "Estimated Excess Adjusted Working Capital" means the amount by which the Estimated Adjusted Working Capital is more than the Adjusted Working Capital as of March 31, 1997 as set forth in the audited balance sheets of the Companies prepared by Coopers & Lybrand L.L.P. as part of the Audits. All estimates and calculations made pursuant to this Section 1.02 shall be made in accordance with GAAP, except as otherwise provided in this Section 1.02.

    1.03 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Sellers and the Companies contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Shares, the Buyer will (i) pay in cash, by wire transfer of immediately available funds, to the Sellers (or to an agent or any other Person or Persons designated by the Sellers in writing two days prior to the Closing) the Purchase Price, (ii) deliver 297,400 shares of Buyer Common Stock having the benefit of the provisions of the Buyer Equityholders Agreement (as hereinafter defined) as unrestricted shares thereunder and (iii) deliver 148,700 shares of Buyer Common Stock having the benefits of the provisions of the Buyer Equityholders Agreement as restricted shares thereunder, which Aggregate Purchase Price reflects the amounts paid for the Shares as more specifically set forth on EXHIBIT A.

    1.04 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, MA, United States, 02110 at 10:00 a.m. on

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

the last day of the month after the satisfaction or waiver of the Closing Conditions set forth in Article VI herein, or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

    1.05 DELIVERIES BY THE SELLERS. At the Closing, the Sellers will deliver the following to the Buyer:

         (a) stock certificates representing the Shares, as set forth in EXHIBIT A, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to the Buyer good and marketable title to all such Shares;

         (b)  the certificate contemplated by Section 6.02(e);

         (c) all other documents required to be delivered to the Buyer pursuant to Section 6.02; and

         (d) all other documents, instruments and writings reasonably requested by the Buyer or required hereby.

    1.06 DELIVERIES BY THE BUYER. At the Closing, the Buyer will deliver the following to the Sellers:

         (a)  the Purchase Price;

         (b)  the certificate contemplated by Section 6.01(e);

         (c) all other documents required to be delivered to the Sellers pursuant to Section 6.01; and

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

         (d) all other documents, instruments and writings reasonably requested by such Seller or required hereby.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                            RELATING TO THE SHARES

    The Sellers jointly and severally represent and warrant to the Buyer as follows:

    2.01 CAPITALIZATION. All Shares owned by the Sellers are validly issued, fully paid and nonassessable. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the Sellers (including any right of conversion or exchange under any outstanding security or other instrument) of such Shares. The Sellers own good and marketable title to the Shares, free and clear of all Encumbrances. Upon the sale of the Shares to the Buyer at Closing, such Seller will transfer to the Buyer the entire legal and beneficial interest in all Shares, free and clear of any Encumbrances by or through the Sellers. Except as set forth in Section 2.01 of the Disclosure Schedule, the Sellers are not party to and are not aware of any voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares.

    2.02 EXECUTION. This Agreement has been duly and validly executed and delivered by the Sellers and constitutes a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and
(b) the remedy of

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specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    2.03 CONSENTS AND APPROVALS; NO VIOLATION. Except for filings under the HSR Act, there is no requirement applicable to the Sellers to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Sellers of the sale of the Shares pursuant to this Agreement, other than any such requirement that is applicable to the Sellers as a result of the specific legal or regulatory status of the Buyer. Neither the execution and delivery of this Agreement by the Sellers nor the sale by the Sellers of the Shares pursuant to this Agreement will (a) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which the Sellers are a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall prior to the Closing be obtained, or (b) violate any order, writ, injunction or decree applicable to such Seller or any of the Sellers' assets, excluding from the foregoing clause (a) such defaults, rights and violations which, in the aggregate, would not have a materially adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and such defaults, rights and violations which would occur as a result of the specific legal or regulatory status of the Buyer.

    2.04 ACQUISITION OF STOCK FOR INVESTMENT. The Sellers receiving Buyer Common Stock as part of the Aggregate Purchase Price are acquiring such shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares in violation of the Securities Act of 1933 or any applicable state securities laws. Such Sellers agree that none of such shares may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 except pursuant to an exemption from such registration available under such Act. Each of the Sellers is an accredited investor, as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

    2.05 SOLE REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Article II constitute the only such representations and warranties of the Sellers in connection with this Agreement and the transactions contemplated hereby.

                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

                          RELATING TO THE COMPANIES

    The Companies jointly and severally represent and warrant to the Buyer as follows:

    3.01 CORPORATE ORGANIZATION; ETC. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority is not, in the aggregate, reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Companies taken as a whole (a "Material

Adverse Effect"). Each of the Companies is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect. True and complete copies of the Corporate Charter, By-Laws minute books (containing all records of the meetings of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of each of the Companies, have previously been made available to the Buyer. Section 3.01 of the Disclosure Schedule sets forth each jurisdiction in which the Companies are licensed or qualified to do business.

    3.02 CAPITALIZATION OF THE FLUIDS COMPANIES; NO SUBSIDIARIES. The capitalization of each of the Companies is set forth on Section 3.02 of the Disclosure Schedule. There are no outstanding shares of capital stock or other equity interests of the Companies other than the Shares. There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the Companies of any capital stock or other equity interests or security convertible into or exchangeable for any capital stock or other equity interests of the Companies. All of the issued and outstanding shares of capital stock and limited liability company interests of the Companies are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. None of the Companies own stock or have any equity investment in, or the right to acquire any such interest or control, directly or indirectly, in any Person.

    3.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Companies has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of the Companies and no other corporate proceedings on the part of any Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Company and, assuming this Agreement has been duly authorized, executed and delivered by the Buyer, this Agreement constitutes a valid and binding agreement of each Company, enforceable against each such Company in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.04  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth in
Section 3.04 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Companies nor the consummation of the transactions contemplated hereby by the Companies will (a) violate any provision of the Corporate Charter or By-Laws of any of the Companies, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, agency or commission, including courts, domestic or foreign (a

"Governmental Entity"), except for (i) HSR filings, (ii) such filings as may be required as a result of the specific legal or regulatory status of Buyer, and (iii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not material, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which any of the Companies is a party or by which any of the Companies may be bound, except such violations, breaches and defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect or with respect to which requisite waivers or consents identified in Section
3.04 of the Disclosure Schedule have been or shall prior to the Closing be obtained or (d) violate any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    3.05 FINANCIAL STATEMENTS. Attached hereto as Section 3.05 of the Disclosure Schedule are the following financial statements (collectively, "Financial Statements"): (i) audited balance sheets and statements of income, retained earnings and cash flows of Garelick as of and for the fiscal years ended June 30, 1995 and 1996 (the "Audited Financial Statements"); (ii) unaudited balance sheets and unaudited statements of income, retained earnings and cash flows of Miscoe and Grant's as of and for the fiscal year ended December 31, 1996 and of Fairdale for the fiscal year ended September 30, 1996 ("Historical Fluids Financial Statements"); (iii) unaudited balance sheet and unaudited statements of income, retained earnings and cash flows of Miscoe and Grant's, Fairdale and Garelick as of and for the three, six and nine months, respectively, ended March 31, 1997 ("Most Recent Fluids Financial Statements"); (iv) unaudited combined balance sheets and unaudited combined statements of income, retained earnings and cash flows of the Plastics Companies as of and for the fiscal year ended September 30, 1996 ("Historical Plastics Financial Statements"); and (v) unaudited combined balance sheet and unaudited combined statements of income, retained earnings and cash flows of the Plastics Companies as of and for the six months ended March 31, 1997 ("Most Recent Plastics Financial Statements"). The Audited Financial Statements are accurate and complete in all material respects, are consistent with the books and records of Garelick and fairly present in all material respects the financial position, operations and cash flows of Garelick as of the dates or for the periods presented therein in conformity with GAAP.
Each of the Historical Fluids Financial Statements, Historical Plastics Financial Statements, the Most Recent Fluids Financial Statements and the Most Recent Plastics Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the respective Fluids and Plastics Companies and fairly present in all material respects the financial position, operations and cash flows of the respective Fluids and Plastics Companies, as of the dates or for the periods presented therein in conformity with GAAP, subject to the items set forth on Schedule
3.05 and to absence of footnote disclosures and with respect to the Most Recent Fluids Financial Statements and the Most Recent Plastics Financial Statements, normal year-end adjustments. When delivered in accordance with the terms of this Agreement, the Audits (as hereinafter defined) will be accurate and complete in all material respects, will be consistent with the books and records of the Fluids Companies and the Plastics Companies and will fairly present in all material respects the combined financial position, operations and cash flows of the Fluids Companies and the Plastics Companies as of the dates or for the periods presented therein in conformity with GAAP.

    3.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.06 of the Disclosure Schedule, since March 31, 1997, the Companies have not (a) suffered any change in their business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect, (b) conducted their business in any material respect not in the ordinary and usual course consistent with past practice,
(c) amended any of the Corporate Charters or By-Laws of the Companies, (d) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity or debt securities, (e) borrowed any amount or incurred or become subject to any liabilities therefor in excess of $100,000, except amounts incurred under existing credit facilities in the ordinary course of business consistent with past practice and liabilities under contracts entered into in the ordinary course of business consistent with past practice, (f) declared or made any payment or distribution of cash or other property to their shareholders with respect to their capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities), except for those distributions described in clauses (i) and (ii) in Section 5.01(f), (g) mortgaged or pledged any of its properties or assets or let them become subject to any material Encumbrance, except Encumbrances for current property taxes not yet due and payable (h) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims, (i) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, (j) made capital expenditures or commitments therefor that aggregate in excess of $250,000, (k) made any loans or advances to, guarantees for the benefit of, or any investments in, any Person that aggregate in excess of $100,000, (l) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000, whether or not covered by insurance, or (m) entered into any other material transaction outside of the ordinary course of business.

    3.07 COMPLIANCE WITH LAW. Except as set forth in Section 3.07 of the Disclosure Schedule, the Companies are not in violation of any applicable order, judgment, decree, statute, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. No action suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against the Companies alleging any such violation and, to the Companies' Knowledge, no investigation has been commenced against the Companies alleging any such violation.

    3.08  CONTRACTS AND COMMITMENTS.

         (a) Section 3.08(a) of the Disclosure Schedule lists the following agreements (including all amendments thereto), whether written or oral, to which any of the Companies is a party or a beneficiary or by which any of the Companies or any of their assets is bound (collectively, the "Material Contracts"): (i) each agreement pursuant to which any of the

Companies sells or distributes any products in excess of $5,000,000 in any twelve month period or on a requirements or output basis; (ii) each real estate lease or arrangement; (iii) each agreement evidencing, securing or otherwise relating to any Indebtedness of the Companies; (iv) each capital or operating lease or conditional sales agreement relating to vehicles, equipment or other assets and involving payments in excess of $100,000 in any twelve month period; (v) each agreement pursuant to which any of the Companies are entitled or obligated to acquire any assets in excess of $250,000 in any twelve month period from a third party; (vi) insurance policies; (vii) each employment, consulting, noncompetition, separation, collective bargaining, union or labor agreement; (viii) agreements with or for the benefit of any shareholder or employee of the Companies or any affiliate or immediate family member thereof involving payments in excess of $100,000 in any twelve month period;(ix) any other agreement pursuant to which any of the Companies is required to make or entitled to receive aggregate payments or other value in excess of $100,000 in any twelve month period; and (x) any other contract or agreement, the termination of which is reasonably likely to have a Material Adverse Effect.

         (b) The Companies have delivered to the Buyer a copy of each written Material Contract and a written summary of each unwritten Material Contract. Except as set forth in Section 3.08(b) of the Disclosure Schedule, (i) each written Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms; (ii) the Companies have performed all of their material obligations under each Material Contract, and there exists no material breach or default (or event that with notice or lapse of time would constitute a material breach or default) on the part of the Companies or, to the Companies'

Knowledge, on the part of any other party under any Material Contract; (iii) there has been no termination or notice of default or, to the Companies' Knowledge, any threatened termination under any Material Contract; and (iv) to the Companies' Knowledge, no party to a Material Contract intends to alter its relationship with the Companies in any material respect as a result of or in connection with the acquisition contemplated by this Agreement.

    3.09 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in (i) the Most Recent Fluids Financial Statements and the Most Recent Plastics Financial Statements, (ii) the Audited Financial Statements or (iii) the Audits (when delivered pursuant to this Agreement) (collectively, the "Delivered Financial Statements"), the Companies did not have at March 31, 1997 any material direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown which were required to be set forth in the Most Recent Fluids Financial Statements or the Most Recent Plastics Financial Statements in accordance with GAAP, including any information required to be set forth in footnotes which would have been required under GAAP if such financial statements were year-end financial statements (collectively, "Liabilities"). Except as and to the extent set forth in Section 3.09 of the Disclosure Schedule, since March 31, 1997, none of the Companies has incurred any Liabilities, except liabilities incurred in the ordinary course of business consistent with past practice.

    3.10 NO DEFAULT. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Companies is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Corporate Charter or By-Laws or (ii) any order, judgment, decree, statute, rule or regulation of any Governmental Entity applicable to such Company, except such defaults and violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    3.11 LITIGATION. Except as set forth in Section 3.11(a) of the Disclosure Schedule, there are no pending or, to the Companies' Knowledge, threatened material lawsuits, administrative proceedings, reviews, arbitrations or formal or informal complaints or investigations by any Governmental Entity or Person against or relating to the Companies or any of their shareholders, directors, employees or agents (in their capacities as such). The Companies are not subject to or bound by any currently existing judgment, order of court, writ, injunction or decree.

    3.12 TAXES. Except as set forth in Section 3.12(a) of the Disclosure Schedule, each of the Companies has, within the time and manner prescribed by law, filed all material returns, declarations, reports and statements required to be filed by it (together, "Returns") in respect of any Taxes (as hereinafter defined), each such Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all material respects, and each of the Companies has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby. Each of the Companies which is a corporation is an "S-corporation" under the Code, has had in effect since its respective corporate inception, or such other date as set forth in Section 3.12(b) of the Disclosure Schedule, a valid, binding, timely filed election to be taxed pursuant to Subchapter S of the Code, and is not liable for any federal income taxes as a "C-corporation" under the Code. Except as set forth in Section 3.12(b) of the Disclosure Schedule (i) none of the Companies has requested or been granted an extension of the time for filing any Return which has not yet been filed;
(ii) none of the Companies has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any of the Companies;
(iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to the Companies' Knowledge, threatened against or with respect to any of the Companies; (v) no claim has been made by a taxing authority in a jurisdiction where any of the Companies do not file Tax Returns that one or more the Companies are subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies; (vii) none of the Companies will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) none of the Companies has any obligation or liability for the payment of Taxes of any other Person as a result from any expressed obligation to indemnify another Person, or as a result of such Company assuming or succeeding to the Tax liability of any other Person as successor, transferee or otherwise. For purposes of this Agreement, "Taxes" shall mean all taxes, assessments and charges (including, interest and penalties) imposed by any federal, state, local or foreign taxing authority.

    3.13 BROKERS AND FINDERS. None of the Companies or any of their respective officers, directors, shareholders or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and expenses to J.P. Morgan Securities Inc. and Scott P. Mason for financial advisory services.

    3.14  TITLE TO PROPERTIES.

         (a) Except as set forth in Section 3.14 of the Disclosure Schedule, each of the Companies has good and merchantable title to all of the material assets and properties (other than real property) which it owns (except for assets and properties sold, consumed or otherwise disposed of by the Companies in the ordinary course of business since the date of the Balance Sheets) and good and marketable title to all of the real property which it owns, and such assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section 3.14 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith and for which adequate reserves have been set aside, (c) Encumbrances to secure indebtedness reflected on the Balance Sheets or Schedule 3.08(a)(iv) or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (d) mechanic's, materialmen's and other Encumbrances which have arisen in the ordinary course of business and which in the aggregate, are not material, and (e) Encumbrances which, in the aggregate, are not reasonably likely to materially interfere with the Companies' use of such assets.

         (b) The real property owned or leased by the Companies as described in Section 3.14 of the Disclosure Schedule (the "Real Property") is, to the Companies' knowledge, zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Companies in all material respects. Improvements at Garelick's Franklin facility were constructed in compliance in all material respects, and improvements on the real property owned by the Companies are in compliance in all material respects, with all applicable laws, statutes, regulations, codes, covenants, conditions and restrictions affecting the Real Property. Final certificates of occupancy have been issued for the improvements of the Real Property permitting the existing use of such improvements. None of the Companies has received written notice of any pending or threatened action that would materially alter the current zoning classification of the Real Property or alter any applicable laws, statutes, regulations, codes, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Companies' business. None of the Companies has received written notice from any insurance company or Governmental Entity of any defects or inadequacies in the Real Property or the improvements thereon that would materially and adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates.

    3.15 PATENTS, TRADEMARKS, ETC. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) the Companies own or possess adequate licenses or other valid rights to use all patents, trademarks, trade names, service marks, copyrights and applications therefor which are material to the conduct of the business of the Companies taken as a whole, all of which are set forth in
Section 3.15 of the Disclosure Schedule (the "Patent and Trademark Rights"), (b) the validity of the Patent and Trademark Rights and the title thereto of the Companies are not being questioned in any investigation, complaint, proceeding or litigation to which any Company is a party or of which it has Knowledge, nor to the Companies' Knowledge, is any such investigation, complaint, proceeding or litigation threatened and (c) to the Companies' Knowledge, the conduct of the business of the Companies does not conflict with or infringe upon any patents, trademarks, trade name, service marks or copyrights of others in any way which is reasonably likely to have a Material Adverse Effect.

    3.16 INSURANCE. All insurance policies (the "Insurance Policies") of the Companies are in full force and effect and are set forth in Section 3.16 of the Disclosure Schedule. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no pending material claims against the Insurance Policies of any Company as to which the insurers have denied liability. To the Companies' knowledge, none of the Companies has been refused insurance coverage due to any alleged defect or inadequacy in the Real Property or the improvements thereon or has received any notice of termination or non-renewal with respect to any of such policies. The Companies make no representation or warranty that such insurance will be continued or is continuable after the Closing.

   3.17   ENVIRONMENTAL MATTERS.

          (a)  Except as set forth in Section 3.17 of the Disclosure Schedule:
(i) each of the Companies has conducted its business in compliance in all material respects with all applicable Environmental Laws, including without limitation by having all material permits required under any Environmental Laws for the operation of its business; (ii) to the Companies' knowledge none of the Real Property contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) none of the Companies has received any notices, demand letters or written requests for information from any Governmental Entity or other Person indicating that the Companies may be in material violation of, or liable in any material amount under, any Environmental Law; (iv) except as delivered to the Buyer prior to the date hereof no reports have been filed with any Governmental Entity, or are required to be filed, by any of the Companies concerning the release of any Hazardous Substance or the actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in material violation of any applicable Environmental Law to or from any Real Property as a result of any activity of the Companies; and, to the Companies' Knowledge, no Hazardous Substance has been disposed of, released or transported in material violation of any applicable Environmental Law to or from any Real Property as a result of any activity of any third party; (vi) there have been no material environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Companies relating to the activities of the Companies or any of the Real Property that have not been delivered to the Buyer prior to the date hereof; (vii) to the Companies' knowledge, except as in compliance with Environmental Laws, there are no underground storage tanks for storage of oil or Hazardous Substances on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property; (viii) there is no friable asbestos in violation of any Environmental Law present in any of the Real Property, and no asbestos has been removed from any of the Real Property except in compliance with Environmental Laws; and (ix) the Companies are not subject to any Liabilities or material expenditures relating to any suit, settlement, court order, administrative order, judgment asserted or arising under any Environmental Law.

         (b) As used herein, "Environmental Law" means the Federal Water Pollution control Act, the Claim Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act and the Safe Drinking Water Act, and the rules and regulations thereunder and all other federal, state, local and foregoing statutes, rules, regulations and other provisions having the force and effect of law and relating to the pollution or protection of the environment, natural resources or worker health and safety.

         (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by an Governmental Entity or any Environmental Law, including without limitation any toxic waste, pollutant, containment, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-products thereof, radon, radioactive materials, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenuls.

    3.18 LABOR RELATIONS. Except as set forth in Section 3.18 of the Disclosure Schedule, none of the Companies has any collective bargaining, union or labor agreements, contracts or other arrangements with any group or employees, labor union or employee representative. To the Companies' Knowledge, there is no organizing effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies. None of the Companies has experienced, and none of the Companies know or have reasonable grounds to know of any basis for any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the businesses of the Companies. Since March 31, 1997, there have been no increases in compensation of any employee, other than in the ordinary course of business for normal merit and seniority raises. Except as set forth in Section 3.18 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation payable by any of the Companies to any director, officer or current or former employee of the Companies.

    3.19  EMPLOYEES BENEFIT PLANS.

          (a) Set forth in Schedule 3.19(a) of the Disclosure Schedule is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material plans or material policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other bonus, incentive, compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other similar agreement related thereto that (a) is maintained or contributed to by the Companies or any ERISA Affiliate or with respect to which the Companies or any ERISA Affiliate has any liability, or (b) provides benefits to any officer, employee, director, former officer, former employee, or former director of the Companies or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans"). "ERISA Affiliate" means each Company and each Person that is or has been treated as a single employee or controlled group member with any of the Companies pursuant to Section 414 of the Code or Section 4001 of ERISA.

         (b) Except as set forth in Section 3.19 of the Disclosure Schedule, no written or oral representations have been made to any employee or officer or former employee or officer of the Companies promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code section 4980B), and no Employee Plan provides benefits to any employee of any of the Companies or any ERISA Affiliate or any employee's dependents after the employee terminates employment other than as required by law. Except as set forth in Section 3.19 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee, or former officer of the Companies.

         (c) With respect to each Employee Plan, the Companies have made available to the Buyer, where applicable, true, correct and complete copies of
(i) any plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto reasonably requested by the Buyer.

         (d) None of the Companies, any ERISA Affiliate, or, to the Companies' Knowledge, any plan fiduciary of any Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject any of the Companies, any ERISA Affiliate, or the Buyer to any taxes, penalties or other liabilities resulting from such prohibited transaction which individually or in the aggregate could have a Material Adverse Effect.

         (e) None of the Companies is a party to any agreement that will or may provide payments to any officer, employee, shareholder, or highly compensated individuals that will be non-exempt "parachute payments" under Code section 280G that are nondeductible to the Companies or subject to tax under Code section 4999 for which the Companies or any ERISA Affiliate would have withholding liability.

         (f) Except as set forth in Section 3.19 of the Disclosure Schedule: there is no Employee Plan that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all respects in compliance with ERISA, the Code, and all other applicable laws, except to the extent that such noncompliance would not have a Material Adverse Effect; none of the Employee Plans is or was a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has the Companies or any ERISA Affiliate ever contributed or been required to contribute to any such plan; each Employee Plan which has not been terminated could be terminated as of the Closing Date without any material liability to the Buyer, Companies, or any ERISA Affiliate (other than any liability relating to (i) claims incurred on or before the Closing Date, (ii) accrued but unpaid vacation days, (iv) accrued but unpaid bonuses, (v) the Company-paid executive life insurance program, (vi) the health insurance extension of coverage for Tom Hazabrouck and Gerry Marchand,
(vii) the benefits and compensation policies described in any collective bargaining agreements, and (viii) termination charges or other limitations applicable to guaranteed investment contract accounts under group annuity contracts for the qualified plans).

         (g) There are no actions, suits, claims, audits, or investigations pending or, to the Companies' Knowledge, overtly threatened against, or with respect to, any of the Employee Plans or their assets (other than ordinary claims for benefits); and all contributions required to be made to the Employee Plans have been made timely.

         (h) Each Employee Plan which is intended to qualify under Section 401(a) of the Code meets the qualification requirements of the Code in form and operation in all material respects, and, the Companies or an ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such plans and the tax-exempt status of such related trusts. All Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code sections 79, 105, 106, 125, 129, 132, 421 or 501(c)(9), meet the requirement of such sections in form and in operation, except to the extent that the failure to do so would not have a Material Adverse Effect. All reports, returns, or filings required by any government agency have been timely filed in accordance with all applicable requirements, except to the extent that the failure to do so would not have a Material Adverse Effect.

         (i) With respect to each employee benefit plan, as defined in Section 3(2) of ERISA which is subject to the minimum funding requirements of Code
Section 312 which any Company or any ERISA Affiliate maintains or contributes to, or has maintained or has contributed to: (i) with respect to such plans which have been terminated, the plan sponsor has received a favorable determination letter on termination from the Internal Revenue Service; (i) the Companies and the ERISA Affiliates have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the Pension Benefit Guaranty Corporation ("PBGC") with respect to each such plan and each plan year thereof for which premiums were required; and (iii) the Company has no basis to believe that the termination of such plan will subject any Company, any ERISA Affiliate, or the Buyer to any liability to the PBGC nor to any other Person.

    3.20 PERMITS. Each of the Companies owns or possesses from each appropriate Governmental Entity all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Entity that are material to the conduct of their business. No revocation of any such Permit is pending or, to the Companies' Knowledge, threatened.


    3.21. COMPETING INTERESTS. Except as set forth in Section 3.21 of the Disclosure Schedule, none of the Companies, any shareholder or, to the Companies' Knowledge, any individual identified in the definition of "Companies' Knowledge," or any affiliate or immediate family member of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Companies or that otherwise has material business dealings with any of the Companies.

                                      ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to each Seller as follows:

    4.01 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority (a) is not, in the aggregate, reasonably likely to have a material adverse effect on the business, assets or financial condition of the Buyer or (b) would not impair, hinder or adversely affect the ability of the Buyer to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a "Buyer Material Adverse Effect"). The Buyer has heretofore delivered to the Sellers complete and correct copies of its Corporate Charter and By-laws, as currently in effect.

    4.02 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4.03 CONSENTS AND APPROVALS; NO VIOLATION. Except for HSR filings, there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to lawful consummation by the Buyer of the purchase of the Shares pursuant to this Agreement. Neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Shares pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Corporate Charter or By-laws of the Buyer,
(b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall prior to the Closing be obtained or which, in the aggregate, would not have a Buyer Material Adverse Effect or (d) violate any applicable order, writ, injunction or decree applicable to the Buyer, which would have a Buyer Material Adverse Effect.

    4.04 ACQUISITION OF STOCK FOR INVESTMENT. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that none of the Shares may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 except pursuant to an exemption from such registration available under such Act.

    4.05 FINANCIAL ABILITY TO PERFORM. The Buyer has delivered to the Sellers a true and correct copy of an executed commitment letter dated June 20, 1997 from First Union Bank of North Carolina, First Union Capital Markets Corp., The First National Bank of Chicago and First

Chicago Capital Markets, Inc. (the "Commitment") regarding the financing necessary to permit the Buyer to consummate the transactions contemplated by this Agreement (the "Financing"). Information concerning the Companies provided by the Buyer to the signatories to the Commitment is consistent with the information provided to the Buyer by the Sellers and the Companies.

    4.06 LITIGATION. There is no action, suit or proceeding pending, or, to the knowledge of the Buyer, action, suit or proceeding threatened, against the Buyer before any Governmental Entity which is reasonably likely to have a Buyer Material Adverse Effect. The Buyer has not received notice that it is subject to any outstanding judgment, order or decree of any Governmental Entity which is reasonably likely to have a Buyer Material Adverse Effect.

    4.07 BROKERS AND FINDERS. None of the Buyer or any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    4.08  BUYER'S ACKNOWLEDGMENTS.  The Buyer acknowledges and agrees that it
(a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies, and (b) has been furnished with or given such access to such representatives of the Companies and the Sellers, and books, records and other information about the business of the Companies as it has requested.

    4.09 BUYER'S REPRESENTATIONS CONCERNING BUYER COMMON STOCK. The shares of Buyer Common Stock to be issued to the Sellers hereunder, when issued, shall be duly authorized, validly issued, fully paid and nonassessable. Upon the sale of such shares to such Sellers at Closing, the Buyer will transfer to such Sellers the entire legal and beneficial interest in all of such shares free and clear of any Encumbrances arising by or through the Buyer. The execution and delivery of the Buyer Equityholders Agreement has been duly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the Buyer Equityholders Agreement or to consummate the transactions contemplated thereby. When executed and delivered by the Buyer, the Buyer Equityholders Agreement shall be duly and validly executed and delivered by the Buyer and shall constitute a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                  ARTICLE V

                           COVENANTS OF THE PARTIES

    5.01 CONDUCT OF THE BUSINESS OF THE COMPANIES. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Sellers will cause the Companies to conduct their business and operations according to their ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, the Sellers will not, without the prior written consent of the Buyer, permit any Company to:

         (a) (i) create, incur or assume any Indebtedness; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; PROVIDED, that the Companies may (i) incur Indebtedness in the ordinary course of business consistent with past practice in an amount not to exceed $1,000,000 or to fund dividends permitted by Section 5.01(f) hereof, and (ii) endorse negotiable instruments in the ordinary course of business;

         (b)  redeem or otherwise acquire any Shares;

         (c) except in the ordinary course of business consistent with past practice, (i) sell, transfer or otherwise dispose of any of its property or assets or (ii) mortgage or encumber any of its property or assets;

         (d) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) material to the Companies, except agreements, commitments or transactions in the ordinary course of business consistent with past practice or as contemplated herein;

         (e) materially change the accounting methods, principles or practices employed by the Companies;

         (f) declare or pay any dividend or distribution on any shares of the capital stock of the Companies, other than (i) the payment of dividends to fund the Tax liabilities of the Sellers through the Closing Date in accordance with past practice and (ii) the payment of dividends equal to the net income of the Companies from the beginning of the current fiscal year of each Company through the Closing Date (after subtracting the amount of any dividend paid under clause (i) with respect to such period); and

         (g) increase the compensation or benefits of any management level employee or other key employee of any of the Companies, other than for normal merit and seniority raises in the ordinary course of business consistent with past practice.

    5.02 ACCESS TO INFORMATION.

         (a) Between the date of this Agreement and the Closing Date, the Sellers will cause the Companies, during ordinary business hours and upon reasonable advance notice, (i) to give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Companies, (ii) to permit the Buyer to make such inspections thereof as the Buyer may reasonably request, and (iii) to cause their officers to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Companies as the Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Companies.

         (b) Any information provided pursuant to this Agreement shall be held by the Buyer in accordance with and shall be subject to the terms of the Confidentiality Agreement, dated March 28, 1997, between the Buyer and Garelick, on behalf of itself and its affiliates, including the Companies (the "Confidentiality Agreement").

    5.03 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, the Sellers and the Buyer agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using their respective commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to leases and other contracts, (b) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state or local law or regulation, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings including, but not limited to, HSR filings and submissions of information requested by Governmental Entities,
(e) to obtain sufficient financing in order to consummate the transactions contemplated hereby and (f) to fulfill all conditions to this Agreement. The Sellers and the Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. From time to time after the Closing Date, without further consideration, each Seller will, at his or its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good and marketable title to the Shares sold by such Seller pursuant hereto.

    5.04 SOLVENCY AFTER THE CLOSING. After the Closing, the Buyer agrees that it shall not, and that it shall cause the Companies not to, take or cause to be taken or omit to take any action which would result in a determination pursuant to state or federal law that, after giving effect to the transactions contemplated hereby (or after giving effect to such transactions and to such other subsequent actions or omissions), such Company (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the transactions contemplated hereby, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price pursuant hereto may be deemed a "fraudulent conveyance" or impermissible dividend or distribution under applicable law or otherwise subject to claims of certain creditors of any of the Companies or its trustees in a bankruptcy proceeding.

    5.05 FILINGS. The Buyer will use its best efforts to make or cause to be made as soon as practicable all such HSR filings and submissions under laws and regulations applicable to the Buyer, if any, as may be required of the Buyer for the consummation of the purchase of the Shares pursuant to this Agreement. Each Seller will use his or her best efforts to make or cause to be made as soon as practicable all such other filings and submissions under laws and regulations applicable to the Seller, if any, as may be required of the Seller or the Companies for the consummation of the sale of the Shares pursuant to this Agreement. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing reasonable assistance as may be requested in connection with all of the foregoing.

    5.06 PUBLIC ANNOUNCEMENTS. The Companies, the Sellers and the Buyer will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to the Closing (i) without the consent of the Buyer, in the case of the Companies, the Sellers, and (ii) without the consent of the Companies, the Sellers, in the case of the Buyer except that such approval shall not be required for a public statement to the extent the Buyer is advised by its legal counsel that such disclosure is required by applicable law or by rule or regulation of the New York Stock Exchange.

    5.07 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each party agrees to bear its own expenses in connection with the Transactions except that the fees and expenses of the Sellers and the Companies, including, without limitation, the fees set forth in Section 3.13, will be paid by the Companies simultaneously with the Closing. The Sellers shall provide to the Buyer not more than two days prior to Closing an estimate of such fees and expenses.

    5.08 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, the Sellers and the Companies will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in the Disclosure Schedule or in any representation or warranty of the Sellers or the Companies which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Article VI hereof, no such supplement or amendment shall be given effect.

    5.09 CERTAIN TAX MATTERS.

         (a) The Sellers will join with the Buyer in making an election under Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1(a) and
(d)(1)(i), and any corresponding elections permitted under state, local or foreign law, with respect to the purchase and sale of the Shares (the "338(h)(10) Elections"). The Buyer will prepare copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state, local or foreign forms or schedules, for execution by the Sellers, as soon as practicable after the Closing Date. The Sellers and the Buyer agree that as a result of the 338(h)(10) Elections, the deemed asset sale resulting from the 338(h)(10) Elections must be included in the final short S-corporation tax periods of the Companies. The Sellers will not, and will not permit any of the Companies to, take, cause or permit to be taken any action that would disqualify this transaction as deemed asset sales under Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1(a) and (d)(1)(i) of the Code. Notwithstanding anything to the contrary contained herein, the Companies shall pay all federal, state, local and foreign entity level taxes incurred by the Companies as a result of, arising from or attributable to the making of the Section 338(h) Elections (the "Section 338(h)(10) Entity Taxes").

         (b) The Sellers shall provide the Buyer, and the Buyer shall or shall cause the Companies to provide the Sellers, with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax Return with respect to periods ending on or before the Closing Date or including the Closing Date, any notice, letter, correspondence, claim, audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and for a period of at least 5 years from the Closing
Date each will retain and provide the other with any records or information which may be relevant to such Return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section to any other Section hereof providing for the sharing of information or the review of any tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto. The parties agree that the allocation of any items of income, gain, deduction or credit (except for Section 338(h)(10) Entity Taxes, which are the responsibility of the Companies) shall be allocated as if there were a closing of the books applying the principles of Sections 1362(e)(3) and 1362(e)(6)(D) of the Code, and the parties will make all elections consistent therewith.

         (c) Except for tax Returns described in Section 5.09(e) hereof, Sellers shall be responsible for filing and shall have the sole authority to file all federal, state, local and foreign tax Returns filed by or with respect to the Companies for any taxable period ending on or before the Closing Date, which returns shall be prepared in a manner and employing principles consistent with past Returns. The parties agree that the Companies shall pay all entity level taxes due with respect to such tax Returns. Buyer shall cause the Companies, on their income tax Returns for the short taxable year beginning on or after the Closing Date, to allocate any items of income, gain, deduction or credit for the calendar year including the Closing Date in a manner consistent with the allocations of such items made by the Sellers in the tax Returns described in the preceding sentence. Neither the Buyer nor the Companies shall amend any tax Return described in the first sentence of this paragraph or take any other action, except as required by law, to cause any adjustments to the allocations of any items of income, gain, deduction or credit set forth therein.

         (d) Buyer shall promptly notify Sellers in writing of any notice, letter, correspondence, claim, audit or other administrative proceedings, dispute or contest by any taxing authority concerning any tax Return of the Companies filed with respect to any taxable year or period ending on or before the Closing Date.

         (e) Buyer, on the one hand, and the Sellers, on the other, shall each be responsible for one half of all stock transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar taxes resulting from, arising under or in connection with the transfer of the Shares hereunder or any other related transaction under this Agreement.

         (f) Except for tax returns described in Section 5.09(e) hereof, Sellers shall have the sole authority and exclusive right, at their own expense, to control any audit or determination by any authority, initiate any claim for refund or amended Return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for tax years ending on or prior to the Closing Date.

         (g) Buyer shall be responsible for, and shall have sole authority to file, any C corporation tax return for any period beginning on the Closing Date.

         (h) Buyer will not take and will cause the Companies not to take any position on any tax Return for any period ending on or after the Closing Date which is inconsistent with any position taken by the Companies on its tax Returns for any period ending on or prior to the Closing Date, so long as the statute of limitations (determined without regard to any extensions thereof by the Sellers) has not expired on the pre-Closing Date Return(s) in question.

         (i) The Buyer will prepare or cause to be prepared and filed or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers will pay to the Companies within 15 days of the date on which Taxes are paid with respect to such period an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, to the extent such Taxes were not taken into account in computing the Adjusted Working Capital Shortfall or the Excess Adjusted Working Capital, as the case may be. Notwithstanding the foregoing, in no event shall the Sellers be responsible for payment of Section 338(h)(10) Entity Taxes. For purposes of this Section 5.9(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (x) in the case of any Taxes other than income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Companies. Notwithstanding any obligation or rights set out in this Section 5.9(i), the Buyer will retain any rights to indemnification as set forth in Article VIII.

    5.10 CERTAIN SELLER COVENANTS.

         (a) NONCOMPETITION. For a period of 5 years following the Closing, none of the Sellers will, directly or indirectly, on its own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any Person (other than Buyer):

              (i) engage in the business of manufacturing, processing, distributing, marketing or selling dairy products, fruit drinks, bottled water or blow mold PET or high density plastic containers (the "Business") within the United States and Puerto Rico ( the "Territory");

             (ii) directly or indirectly influence or attempt to influence any customer or prospective customer of any of the Companies or Buyer located within the Territory to purchase goods or services related to the Business from any Person other than the Companies or Buyer; or

            (iii) employ, attempt to employ or solicit for employment any individual who is an employee of any of the Companies or Buyer at such time or was an employee of any of the Companies or Buyer during the year prior to such time;

provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 5% of the outstanding securities in such class.

         (b)  ENFORCEMENT.

              (i) The Sellers acknowledge and agree that their obligations under this Section 5.10 are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in this Section 5.10 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

             (ii) If the provisions of this Section 5.10 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

            (iii) The Sellers acknowledge and agree that Buyer would be irreparably harmed by any violation of their obligations under this Section 5.10 and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to seek injunctive and other equitable relief to prevent or enjoin any such violation. If any Person is finally determined by a court of competent jurisdiction to have violated Section 5.10(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such Person began such violation until such violation permanently ceases.

    5.11 EMPLOYEE BENEFIT MATTERS.

         (a) BENEFIT ARRANGEMENTS. The Buyer agrees that on and after the Closing Date, it will cause each of the Companies to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all written or oral employment, severance, termination and retirement agreements and arrangements to which such Company is a party that are set forth in Section 5.11(a) of the Disclosure Schedule (the "Benefit Agreements"). On and after the Closing Date, the Buyer shall cause the Companies to take all such actions as are necessary so that, for not less than one year after the Closing Date, employees of each of the Companies during such period (other than employees holding or being a party to Benefit Agreements for which provision is made elsewhere in this Section 5.11) will be provided employee benefit and similar plans and programs as will provide benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date hereof. Except as otherwise provided in or pursuant to any collective bargaining agreement listed on Schedule 5.11(a), the Buyer may terminate, amend, or modify any Employee Plan (other than any Benefit Agreement) at any time.

         (b) INDEMNIFICATION. The Buyer agrees that all rights to indemnification or exculpation for acts or omissions prior to Closing now existing in favor of the employees, agents, directors or officers of the Companies (the "Company Indemnified Parties") as provided in their respective Corporate Charter or By-Laws in effect on the date hereof shall continue in full force and effect for a period of not less than seven years from the Closing Date; PROVIDED, HOWEVER, that, in the event any claim or claims are asserted or made within such seven-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in such Corporate Charter or By-Laws shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Companies (whose fees and expenses shall be paid by the Companies unless such independent counsel determines that such fees and expenses should be paid by the Company Indemnified Party, in which case they shall be paid by the Company Indemnified Party). The Sellers hereby waive any rights to indemnification they may have resulting from any breach of the representations or warranties made by the Companies hereunder.

         (c) BINDING ON SUCCESSORS. If any of the Companies or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then and in each such case, proper provision shall be made so that the successors and assigns of such Company (or their successors and assigns) shall assume the obligations set forth in this Section 5.11.

    5.12 AUDIT. The Sellers, at their expense, will cause (A) audited balance sheets of the respective Fluids Companies and a combined audited balance sheet of the Plastics Companies as of March 31, 1997, (B) audited combined balance sheets of: (i) the Fluids Companies and (ii) the Plastics Companies, as of September 30, 1995 and 1996 and (C) the related audited combined statements of operations and cash flow for (i) the Fluids Companies and (ii) the Plastics Companies, for the years ended September 30, 1994, 1995 and 1996 (the "Audits"), to be prepared as promptly as practicable by Coopers & Lybrand L.L.P. Upon receipt of the Audits, the Sellers will immediately deliver a copy of the Audits to the Buyer.

    5.13 PLASTICS DOCUMENTS. The Sellers, the Buyer and a wholly-owned subsidiary of the Buyer to be formed for the purpose of acquiring all of the Shares of the Plastics Companies (such subsidiary being referred to herein as the "Plastics Holding Company") shall enter into a warrant agreement and equity holders agreement containing the terms set forth on Schedule 5.13 of the Disclosure Schedule attached hereto (collectively, the "Plastics Documents").

    5.14 BUYER DOCUMENTS. The Sellers receiving shares of the Buyer pursuant to the terms of this Agreement and the Buyer shall enter into a shareholder agreement (the "Buyer Equityholders Agreement") containing the terms set forth on Schedule 5.14 hereto.

                                 ARTICLE VI

                              CLOSING CONDITIONS

    6.01 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of each Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers (which waiver must be unanimous):

         (a) The representations and warranties of the Buyer contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

         (b) The Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated, enforced or pending by any Governmental Entity which prohibits or restricts or seeks to prohibit or restrict the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Buyer, the Sellers, the Companies or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

         (d) All material consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained.

         (e) The Buyer shall have furnished the Sellers with such certificates of its officers and others to evidence its compliance with the conditions set forth in Section 6.01 as may be reasonably requested by the Sellers.

         (f) The Sellers shall have received an opinion addressed to the Sellers dated as of the Closing Date, of Hughes & Luce, L.L.P., counsel to the Buyer, substantially in the form attached as EXHIBIT B hereto.

         (g) The Buyer shall have executed the Buyer Equityholders' Agreement and the Buyer and the Plastics Holding Company shall have executed the Plastics Documents and the transactions contemplated by the Buyer Equityholders' Agreement and the Plastics Documents to be performed on the Closing Date shall have been performed simultaneously with the Closing.

         (h) Alan J. Bernon shall have been elected to the Board of Directors of the Buyer effective as of the Closing.

    6.02 CONDITIONS TO THE OBLIGATIONS OF THE BUYER TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

         (a) The representations and warranties of the Sellers and the Companies contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

         (b) The Sellers and the Companies shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated, enforced or pending by any Governmental Entity which prohibits or restricts or seeks to prohibit or restrict the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Sellers, the Companies or the Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

         (d) All materials consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained.

         (e) The Sellers and the Companies shall have furnished the Buyer with such certificates of the Sellers and the Companies' officers and others to evidence their compliance with the conditions set forth in this Section 6.02 as may be reasonably requested by the Buyer.

         (f) The Sellers shall have obtained each of the consents and approvals listed in Section 3.04 of the Disclosure Schedule.

         (g) The Financing shall be available to the Buyer pursuant to the terms and conditions of the Commitment.

         (h)  The Sellers shall have delivered the certificates required by
Section 1.02.

         (i) The Buyer shall have received an opinion addressed to the Buyer dated as of the Closing Date, of Hutchins, Wheeler & Dittmar, counsel to the Companies and the Sellers substantially in the form attached as EXHIBIT C hereto.

         (j) The Sellers shall have delivered to the Buyer the Audits not less than 10 days prior to the Closing Date, and with respect to each period presented therein, the Audits of the Companies taken as a whole for each period presented shall not be materially and adversely different from the Financial Statements, taken as a whole, with respect to such period.

         (k) The Sellers party to the Buyer Equityholders' Agreement and the Plastics Documents shall have executed the Buyer Equityholders' Agreement and the Plastics Documents.

         (l) Garelick and The Bernon Land Trust shall have entered into a real estate purchase option agreement containing the terms set forth on Schedule 6.02(l) of the Disclosure Schedule and Fairdale shall have acquired the real estate it currently occupies for $750,000.

                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

    7.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual consent of the Buyer and a majority in interest (based on aggregate Purchase Price) of the Sellers;

         (b) by a majority in interest (based on aggregate Purchase Price) of the Sellers or by the Buyer at any time after August 31, 1997 or, in the event the Buyer receives a so-called "second request" under the HSR Act, 90 days after the date hereof, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

         (c) by the Buyer, if there has been a material violation or breach by the Companies or the Sellers of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer; or

         (d) by a majority in interest (based on aggregate Purchase Price) of the Sellers, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers impossible and such violation or breach has not been waived by the Sellers.

    7.02 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 7.01, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, this Agreement, other than the obligations of each party under Sections 5.02(b) and 5.07 hereof, shall forthwith become null and void, without any liability on the part of any party hereto, or any subsidiaries or affiliates of, or any officers, directors or employees of, any party. Nothing contained in this Section 7.02 shall relieve any party for any intentional breach of any covenant, agreement, representation or warranty contained in this Agreement.

                                 ARTICLE VIII

                       INDEMNIFICATION AND LIMITATIONS

    8.1 INDEMNIFICATION BY THE SELLERS. Subject to the other provisions of this Article VIII, and notwithstanding any investigation at any time made by the Buyer or on behalf of the Buyer, from and after the Closing Date, the Sellers, jointly and severally, will indemnify and hold Buyer, its affiliates and its respective employees, representatives, officers, directors and agents (the "Buyer Parties") harmless from and against any and all monetary losses, claims, damages, costs, fees, fines, penalties, obligations, payments and liabilities, together with all reasonable costs and expenses incurred in connection with any of the foregoing ("Damages") suffered by any Buyer Party arising out of:

         (a) the breach of any representation or warranty made by the Sellers or the Companies contained in this Agreement (including any applicable disclosures in the Disclosure Schedule) or any certificate delivered by the Sellers or the Companies at the Closing pursuant to this Agreement;

         (b) the failure of the Sellers or the Companies to perform any covenant, agreement or obligation by the Sellers or the Companies contained in this Agreement; and

         (c) any environmental liability or claim relating to or arising from any fact, circumstance or event occuring or alleged to have occured prior to the Closing with respect to or arising from 14 Industrial Parkway, Woburn, MA.

    8.2  INDEMNIFICATION BY THE BUYER.  Subject to the other provisions of this
Article VIII, and notwithstanding any investigation at any time made by the Sellers or on behalf of the Sellers, from and after the Closing Date, the Buyer will indemnify and hold the Sellers and their respective representatives and agents (the "Seller Parties") harmless from and against any Damages suffered by any Seller Party arising out of:

         (a) the breach of any representation or warranty made by the Buyer contained in this Agreement or any certificate delivered by the Buyer at the Closing pursuant to this Agreement; and

         (b) the failure of the Buyer to perform any covenant, agreement or obligation by the Buyer contained in this Agreement.

    8.3  NOTICE AND RESOLUTION OF CLAIMS.

         (a) Each Person entitled to indemnification pursuant to Section 8.1 or Section 8.2 (an "Indemnified Party") will give written notice to the party who has the duty of indemnification under this Article VIII (the "Indemnifying Party") promptly after obtaining knowledge of any claim that it may have pursuant to this Article VIII. Such notice will set forth in reasonable detail the claim and the basis for indemnification; provided, however, the failure to give such notice shall not relieve the Indemnifying Party from any liability except to the extent actually prejudiced thereby.

         (b) If such claim for indemnity arises from a claim or action involving a third party (a "Third-Party Claims"), the Indemnified Party will permit the Indemnifying Party to assume its defense. If the Indemnifying Party assumes the defense of such Third-Party Claim, it will take all steps necessary to investigate, defend or settle such action and will, subject to Section 8.4, hold the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third-Party Claim. Without the written consent of the Indemnified Party, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnified party by the claimant or plaintiff making the Third-Party Claim. The Indemnified Party may participate in such defense or settlement through its own counsel, but at its own expense. Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any Third-Party Claim within 30 days after its receipt of notice thereof pursuant to Section 8.3(a) will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim. In such event, the Indemnified Party may, at the Indemnifying Party's cost and expense, defend against such Third-Party Claim in any manner it deems appropriate and settle such Third-Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

    8.4  LIMITS ON INDEMNIFICATION; EXCLUSIVE REMEDY.

         (a) The Sellers will be liable to the Buyer Parties for Damages that are indemnifiable pursuant to Section 8.1(a), and the Buyer will be liable to the Seller Parties for Damages that are indemnifiable pursuant to Section 8.2(a), only to the extent and in the amount that the aggregate amount of Damages to all Buyer Parties or all Seller Parties, respectively exceeds $1,500,000 (the "Deductible").

         (b) The total aggregate liability of the Sellers for all claims for Damages that may arise under Section 8.1(a) will not exceed $20,000,000; provided that this Section 8.4 shall not apply to Damages arising as a result of breaches of the representations and warranties contained in (i) the third and fourth sentences of Section 2.01 and the first four sentences of Section 3.02 and (ii) the second sentence of Section 3.12.

         (c) Notwithstanding the foregoing, indemnification for Damages identified in Section 8.1(c) shall not be subject to the limitations contained in this Section 8.4.

    8.5 OTHER INDEMNITEES. The Buyer will cause the Buyer Parties, and the Sellers will cause the Seller Parties, to comply with the provisions and to abide by the limitations set forth in this ARTICLE VIII.

    8.6 SURVIVAL. All representations and warranties made herein or in any exhibit, schedule or certificate delivered pursuant to this Agreement will expire and be of no further force and effect on March 31, 1999, except for the representations and warranties (i) set forth in Sections 3.12, 3.13, 3.17 and
3.19 which will survive until the third anniversary of the Closing and (ii) set forth in Sections 2.01, 2.02, 3.02 and 4.02 which will survive the Closing Date until the expiration of the applicable statute of limitations with respect thereto. The parties acknowledge that this contractual term of limitations is reasonable and necessary to provide conclusion to the parties' obligations under this Agreement.

    8.7  PURCHASE PRICE ADJUSTMENT.  Any indemnification paid pursuant to this
Article VIII shall be treated by all parties hereto as an adjustment to purchase price. To the extent Indemnified Party is at any time paid by an insurance company for any losses with respect to which payment was previously received by or due to the Indemnified Party from the Indemnifying Party under this
Article VIII, the Indemnified Party will reimburse the Indemnifying Party from such insurance proceeds in an amount up to the amount of the Indemnifying Party's prior payment. The Indemnified Party agrees that it shall diligently pursue claims against any insurance company that provides coverage for any Damage or, in the discretion of the Indemnifying Party, it will assign such claims to the Indemnifying Party upon receipt of the amount due to the Indemnified Party from the Indemnifying Party pursuant to this Article VIII. Damages pursuant to this Article VIII shall be calculated after giving effect to any tax benefits arising as a result of such Damages and any tax costs arising as a result of the reduction of Purchase Price attributable to the indemnification paid in respect of such Damages.

                                 ARTICLE IX

                          MISCELLANEOUS PROVISIONS

    9.01 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of a majority in interest (based on aggregate Purchase Price) of the Sellers and the Buyer at any time prior to the Closing Date with respect to any of the terms contained herein.

    9.02 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    9.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

    If to the Buyer:

    Suiza Foods Corporation
    3811 Turtle Creek Boulevard, Suite 1300
    Dallas, Texas 75219
    Attention:  Gregg L. Engles, Chairman

    with a copy to:

    Hughes & Luce, L.L.P.
    1717 Main Street
    Suite 2800

    Dallas, Texas 75201
    Attention: Alan J. Bogdanow

    If to the Sellers:

    c/o Garelick Companies
    1199 West Central Street
    Franklin, MA 02038-0923
    Attention: Peter M. Bernon, Chairman

    with a copy to:

    Hutchins, Wheeler & Dittmar
    A Professional Corporation
    101 Federal Street
    Boston, MA  02110
    Attention: Charles W. Robins

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    9.04 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that the Buyer may assign any or all of its rights, but not its obligations, hereunder to one or more wholly owned subsidiaries.

    9.05 GOVERNING LAW. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

    9.06 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.07 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

    9.08 ENTIRE AGREEMENT. This Agreement, including the documents, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

    [The Remainder Of This Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the Sellers have signed and the Companies and the Buyer have caused to be signed by a duly authorized officer this Agreement as of the date first above written.

BUYER:

                                       SUIZA FOODS CORPORATION

                                       By: /s/ Gregg L. Engles
                                          ------------------------------------
                                       Name:  Gregg L. Engles
                                       Title: Chairman of the Board and
                                              Chief Executive Officer


                                       FLUIDS COMPANIES:

                                       GARELICK FARMS, INC.


                                       By: /s/ Alan J. Bernon
                                          ------------------------------------


                                       FAIRDALE FARMS, INC.


                                       By: /s/ Alan J. Bernon
                                          ------------------------------------


                                       GRANT'S DAIRY, INC.


                                       By: /s/ Alan J. Bernon
                                          ------------------------------------

                                       MISCOE SPRINGS, INC.


                                       By: /s/ Alan J. Bernon
                                          ------------------------------------


                                       PLASTICS COMPANIES:

                                       PLASTICS MANAGEMENT GROUP,
                                       LLC, a Massachusetts Limited Liability
                                       Company,


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       MARLBOROUGH PLASTICS, INC., a
                                       Massachusetts Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       MAINE PLASTICS, INC. a Maine
                                       Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       FIRST CAPITAL PLASTICS, INC., a
                                       Pennsylvania Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       SHERMAN PLASTICS, INC., a Texas
                                       Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       NEW JERSEY PLASTICS, INC., a New
                                       Jersey Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       ILLINOIS PLASTICS, INC., an Illinois
                                       Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       ALLENTOWN PLASTICS INC., a
                                       Pennsylvania Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       KENTWOOD PLASTICS, INC., a
                                       Louisiana Corporation

                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       FRANKLIN PLASTICS, INC., a
                                       Massachusetts Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       RICHMOND CONTAINER, INC., a
                                       Virginia Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       NORTH CAROLINA PLASTICS, INC., a
                                       North Carolina Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman


                                       FLORIDA PLASTICS, INC., a Florida
                                       Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       CHESTER COUNTY CONTAINER
                                       CORPORATION, a Pennsylvania
                                       Corporation


                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       ATLANTA CONTAINER, INC.

                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       OHIO STATE PLASTICS, INC.

                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       MIDDLESEX CONTAINER, INC.

                                       By: /s/ Peter M. Bernon
                                          ------------------------------------
                                          Peter M. Bernon
                                          Chairman

                                       SELLERS:


                                       By: /s/ Peter M. Bernon
                                       ------------------------------------
                                       Peter M. Bernon


                                       /s/ Alan J. Bernon
                                       ------------------------------------
                                       Alan J. Bernon

                                       QSST FOR THE BENEFIT OF
                                       JACQUELINE BERNON

                                       /s/ Jonathan R. Bernon
                                       ------------------------------------
                                       By:             , Trustee

                                       /s/ Drew P. Kaplan
                                       ------------------------------------
                                       By:             , Trustee


                                       QSST FOR THE BENEFIT OF
                                       ALEXANDER BERNON

                                       /s/ Jonathan R. Bernon
                                       ------------------------------------
                                       By:             , Trustee


                                       /s/ Drew P. Kaplan
                                       ------------------------------------
                                       By:             , Trustee



                                       QSST FOR THE BENEFIT OF DAVID
                                       BERNON

                                       Jonathan R. Bernon
                                       ------------------------------------
                                       By:             , Trustee


                                       Drew P. Kaplan
                                       ------------------------------------
                                       By:             , Trustee

                                       QSST FOR THE BENEFIT OF PAUL
                                       BERNON

                                       /s/ Jonathan R. Bernon
                                       ------------------------------------
                                       By:             , Trustee


                                       /s/ Drew P. Kaplan
                                       ------------------------------------
                                       By:             , Trustee


                                       QSST FOR THE BENEFIT OF CHARLES
                                       BERNON

                                       /s/ Jonathan R. Bernon
                                       ------------------------------------
                                       By:             , Trustee


                                       /s/ Drew P. Kaplan
                                       ------------------------------------
                                       By:             , Trustee